UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

(626) 346-9512
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Sugarmade Inc., a Delaware corporation (the “Company”) makes the following disclosures pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934, generally referred to as Regulation FD Disclosure. Management of the Company makes the below statements relative to new and ongoing events at the Company in order to ensure all investors in the Company, and others who may have interest in the Company, receive timely information and to ensure the timing of the delivery of such information is consistent relative to all parties.

On September 25, 2018, Sugarmade issued two proposals summarizing the principal terms regarding the acquisition of all of the outstanding capital stock, assets and assumption of liabilities of two market participants within the hydroponic cultivation supply sector. Management of the Company believes both proposals are likely to be accepted leading to definitive agreements to complete the acquisition(s).

Relative to the proposed acquisition(s), management of the Company and its board of directors believe the acquisition(s) will be highly accretive to common shareholder value and will significantly strengthen the Company’s position in the fast growing hydroponic cultivation and supply market sector.

The first acquisition target is a Southern California-based, major supplier of hydroponic cultivation supplies to the wholesale sector and to large commercial cultivators. Sugarmade’s proposal is to acquire all of the outstanding capital stock and the business operations for a combination of cash and common shares of Sugarmade. The target company is believed to be one of the larger operators in this market sector and is producing revenues of approximately $40 million per year, is profitable, and cash flow positive. Should the Company be successful in its acquisition efforts, the operation would be integrated under the Sugarmade corporate umbrella with Sugarmade assuming all operations and recognizing all revenues and profits.

The second acquisition target is a Washington state-based supplier, which is primarily a retailer of hydroponic cultivation supplies. Sugarmade’s proposal is to acquire all of the outstanding capital stock and business operations of the target in an all-stock transaction. The target is producing revenues of approximately $5 million per year. Should the Company be successful in its acquisition efforts, the operation would be integrated under the Sugarmade corporate umbrella with Sugarmade assuming all operations and recognizing all revenues and profits.

While Sugarmade has yet to issue formal proposals for acquisition, the Company has entered talks with two additional suppliers of hydroponic cultivation supplies, which represent cumulative annual revenues of more than $50 million. Both are also profitable. While formal discussions continue, it is not known at this time if such discussions will result in formal proposals for acquisition. Sugarmade’s overall goal relative to this acquisition strategy is to accelerate growth, while expanding the breadth of its distribution channels. Sugarmade believes acquiring the two above outlined target companies will enable the Company to cover all three of the most important distribution sectors within the fast-growing hydroponic cultivation sector, 1) online and e-commerce, 2) the wholesale market, which services brick and mortar retailers, and 3) large- scale commercial cultivation operations. Management believes these acquisitions will not only afford opportunities to meaningfully accelerate top-line revenue growth, but will also provide significant cost synergies relative to manufacturing, purchasing, international transport, warehousing, and shipment to end commercial accounts and consumers.

FORWARD-LOOKING STATEMENTS: This filing contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. At this time there are no assurances the Company’s acquisition efforts will be successful.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: October 1, 2018	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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